Exhibit 23.3

CONSENT OF SHESHUNOFF & CO.

We hereby consent to the use of our firm’s name under the heading “Opinion of Cameron Bancshares’ Financial Advisor” in IBERIABANK Corporation’s registration statement on Form S-4 (the “Registration Statement”) and to the filing of our fairness opinion with the Securities and Exchange Commission as Appendix B to the proxy statement/prospectus included in the Registration Statement.

Sheshunoff & Co.
Investment Banking, LP

Austin, Texas

April 27, 2011